  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 1993

                                                 REGISTRATION NO. 033-51621
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                ----------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                ----------------


                                USX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                25-0996816
       (STATE OR OTHER                          (I.R.S. EMPLOYER
       JURISDICTION OF                        IDENTIFICATION NO.)
       INCORPORATION OR
        ORGANIZATION)

         600 GRANT STREET PITTSBURGH, PENNSYLVANIA 15230 (412) 433-1121


  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                DAN D. SANDMAN
                         GENERAL COUNSEL AND SECRETARY
                               600 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15230
                                (412) 433-1121
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                USX CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                        USX-MARATHON GROUP COMMON STOCK
                       USX-U.S. STEEL GROUP COMMON STOCK
                          USX-DELHI GROUP COMMON STOCK

                                ----------------

  USX Corporation ("USX") proposes to issue and offer from time to time (1) unsecured debt securities of USX (the "Debt Securities"); (2) USX Corporation Preferred Stock ("Preferred Stock"); (3) USX-Marathon Group Common Stock of USX Corporation ("Marathon Stock"); (4) USX-U.S. Steel Group Common Stock of USX Corporation ("Steel Stock"); (5) USX-Delhi Group Common Stock of USX Corporation ("Delhi Stock") or any combination of the foregoing at an aggregate public offering price of $850,000,000 (or the equivalent thereof in foreign denominated currency (or units based on or related thereto) in the case of Debt Securities), at prices and on terms to be determined at or prior to the time or times of sale.

  Specific terms of the securities in respect to which this Prospectus is being delivered ("Offered Securities") shall be set forth in an accompanying Prospectus Supplement, together with the terms of the offering of the Offered Securities, the initial price thereof and net proceeds from the sale thereof. All such Prospectus Supplement(s) shall also set forth with regard to the particular Offered Securities, without limitation, the following: (1) in the case of Debt Securities, the designation of each separate series and the aggregate principal amount, maturity, interest rate, if any, whether fixed or variable (or the manner of calculation thereof), redemption and sinking fund provisions or other repayment obligations, currency in which denominated, amounts determined by reference to an index, purchase price and any listing on a securities exchange, (2) in the case of Marathon Stock, Steel Stock or Delhi Stock, the number of shares offered, the number of shares to be outstanding after the offering, the price range and dividend history of the relevant stock and any listing on a securities exchange, and (3) in the case of Preferred Stock, the designation, number of shares offered, liquidation preference per share, dividend rate, dates on which dividends are to be payable and dates from which dividends accrue, any redemption or sinking fund provisions, any conversion features, and any listing on a securities exchange.

  USX may sell the Offered Securities to or through underwriters or directly to other purchasers or through agents or through and to brokers or dealers acting as underwriters who will be named in the accompanying Prospectus Supplement(s) along with terms of the public offering, including the offering price, the principal amounts, if any, to be purchased by underwriters, the commission or discount to the underwriters and the amount of other expenses attributable to the issuance and distribution of the Debt Securities.

                                ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

              THE DATE OF THIS PROSPECTUS IS JANUARY 6, 1994.

                             AVAILABLE INFORMATION

  USX Corporation ("USX") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by USX can be inspected and copied at prescribed rates at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Documents filed by USX can also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), The Chicago Stock Exchange and the Pacific Stock Exchange.

  USX has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by USX with the Commission (file no. 1-5153) are incorporated herein by reference:

    (a) Annual Report on Form 10-K for the year ended December 31, 1992.

    (b) Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993.

    (c) Current Reports on Form 8-K dated January 26, and February 11, February 24, May 27, June 11, June 29, and July 27, 1993.

    (d) The description of the Marathon Stock included in USX's Form 8 Amendment to a Registration Statement on Form 8-A filed on April 11, 1991.

    (e) The description of Steel Stock included in USX's Form 8-A
    Registration Statement filed on April 11, 1991.

    (f) The description of the Delhi Stock included in USX's Form 8-A Registration Statement filed on August 11, 1992.

  All reports and other documents filed by USX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  USX undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to the Office of the Corporate Secretary, USX Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776 (telephone: 412-433-2885).

                                USX CORPORATION

  USX is a diversified company which is principally engaged in the energy business through its Marathon Group, in the steel business through its U.S. Steel Group and in the gas gathering and processing business through its Delhi Group.

  USX has three classes of common stock, USX--Marathon Group Common Stock ("Marathon Stock"), USX--U.S. Steel Group Common Stock ("Steel Stock") and USX--Delhi Group Common Stock ("Delhi Stock"). The Marathon Stock, the Steel Stock and the Delhi Stock are together referred to as "Common Stock." Each class of common stock is intended to provide the stockholders of such class with a separate security reflecting the performance of the related group. Holders of Marathon Stock, Steel Stock and Delhi Stock are holders of common stock of USX and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities.

  The Marathon Group includes the operations of Marathon Oil Company, a wholly owned subsidiary of USX, which is engaged in worldwide exploration, production and transportation of crude oil and natural gas, and domestic refining, marketing and transportation of crude oil and petroleum products. Marathon Group sales (excluding sales from the businesses included in the Delhi Group) as a percentage of total USX consolidated sales were 67% in the first nine months of 1993 and 69%, 72% and 69% in the years 1992, 1991 and 1990, respectively.

  The U.S. Steel Group includes U.S. Steel, one of the largest integrated steel producers in the United States, which is primarily engaged in the production and sale of a wide range of steel mill products, coke and taconite pellets. The U.S. Steel Group also includes the management of mineral resources, domestic coal mining and engineering and consulting services and technology licensing. Other businesses that are part of the U.S. Steel Group include real estate development and management, fencing products, leasing and financing activities and a majority interest in a titanium metal products company. U.S. Steel Group sales as a percentage of total USX consolidated sales were 30% in the first nine months of 1993 and 28%, 26% and 29% in the years 1992, 1991 and 1990, respectively.

  The Delhi Group consists of Delhi Gas Pipeline Corporation and certain related companies which are engaged in the purchasing, gathering, processing, transporting and marketing of natural gas. Prior to October 2, 1992, the businesses which are now included in the Delhi Group were included in the Marathon Group and data regarding the Delhi Group for periods prior to that date reflect the combined historical financial data of the businesses comprising the Delhi Group. Delhi Group sales as a percentage of total USX consolidated sales were 3% in the first nine months of 1993, 3% in the year 1992 and 2% in each of the years 1991 and 1990.

  USX was incorporated in 1901 and is a Delaware corporation. Its executive offices are located at 600 Grant St., Pittsburgh, PA 15219-4776 (tel: (412) 433-1121). The term "USX" and the "Corporation" when used herein refer to USX Corporation or USX Corporation and its subsidiaries, as required by the context.

                      RATIO OF EARNINGS TO FIXED CHARGES
                       AND RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30     YEAR ENDED DECEMBER 31
                                     ----------------- ------------------------
                                           1993        1992 1991 1990 1989 1988
                                           ----        ---- ---- ---- ---- ----
Ratio of earnings to fixed charges..        (a)        (a)  (a)  2.80 2.57 2.04
                                            ===        ===  ===  ==== ==== ====
Ratio of earnings to combined fixed
 charges and preferred stock divi-
 dends..............................        (b)        (b)  (b)  2.69 2.33 1.83
                                            ===        ===  ===  ==== ==== ====

- --------
(a) Earnings did not cover fixed charges by $340 million for the first nine months of 1993, by $197 million for 1992 and by $681 million for 1991.

(b) Earnings did not cover combined fixed charges and preferred stock dividends by $372 million for the first nine months of 1993, by $211 million for 1992 and by $696 million for 1991.

                                USE OF PROCEEDS

  USX intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, the refunding of outstanding long-term indebtedness and other financial obligations, interest rate management and leveling of its debt maturity schedule.

                             SPECIAL CONSIDERATIONS

CONSIDERATIONS RELATING TO COMMON STOCK

 Stockholders of One Company; Financial Impacts from One Group Could Affect the other Groups

  Although the financial statements of the Marathon Group, the U.S. Steel Group and the Delhi Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity among the Marathon Group, the U.S. Steel Group and the Delhi Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock, Steel Stock and Delhi Stock are holders of common stock of USX, and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Groups. In addition, net losses of any Group, as well as dividends and distributions on any class of USX common stock or series of Preferred Stock and repurchases of any class of USX common stock or series of Preferred Stock, will reduce the funds of USX legally available for payment of dividends on the Common Stock of all the Groups. Accordingly, the USX consolidated financial information should be read in connection with the Group financial information. USX prepares and provides consolidated financial statements, as well as financial statements of each Group, to the holders of the respective classes of Common Stock. See "Management and Accounting Policies."

 No Rights or Additional Duties With Respect to the Groups; Potential
 Conflicts

  Holders of Marathon Stock, Steel Stock and Delhi Stock have only the rights of stockholders of USX, and, except as described under "Description of Capital Stock--Marathon Stock--Exchange and Redemption" and "--Voting," under "Description of Capital Stock--Steel Stock--Exchange and Redemption" and "-- Voting" and under "Description of Capital Stock--Delhi Stock--Exchange and Redemption" and "--Voting," holders of Common Stock are not provided any rights specifically related to any Group. In addition, principles of Delaware law established in cases involving differing treatment of classes of capital stock or groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders.

  The existence of separate classes of Common Stock may give rise to occasions when the interests of holders of Marathon Stock, Steel Stock and Delhi Stock may diverge or appear to diverge. Examples include the optional exchange of the Delhi Stock for Marathon Stock or Steel Stock at the 10% premium or 15% premium, as the case may be, the determination of the record date of any such exchange or for the redemption of any Steel Stock or Delhi Stock, the establishing of the date for public announcement of the liquidation of USX; and the commitment of capital among the Marathon Group, the U.S. Steel Group and the Delhi Group. Although USX is not aware of any precedent involving the fiduciary duties of directors of corporations having classes of common stock or separate classes or series of capital stock the rights of which are defined by reference to specified operations of the corporation, under the principles of Delaware law referred to above and the "business judgment rule," absent abuse of discretion, a good faith determination made by a disinterested and adequately informed Board with respect to any matter having disparate impacts upon holders of Marathon Stock, Steel Stock or Delhi Stock would be a defense to any challenge to such determination made by or on behalf of the holders of any class of Common Stock.

  Because the Board owes an equal duty to all stockholders regardless of class, the Board is the appropriate body to deal with these matters. In order to assist the Board in this regard, USX has formulated policies to serve as guidelines for the resolution of matters involving a conflict or a potential conflict, including policies dealing with the payment of dividends, limiting capital investment in the Steel Group over the long term to its internally generated cash flow, the use of capital generated by the Delhi Group for the expansion of its business, and allocation of corporate expenses and other matters. See "Management and Accounting Policies." The Board has been advised concerning the applicable law relating to the discharge of its fiduciary duties to the common stockholders in the context of the separate classes of Common Stock and has delegated to the Audit Committee of the Board the responsibility to review matters which relate to this subject and report to the Board.

 Limited Separate Voting Rights

  Holders of shares of Marathon Stock, Steel Stock and Delhi Stock vote together as a single class on all matters as to which all USX common stockholders are entitled to vote. Holders of Marathon Stock, Steel Stock or Delhi Stock will have no rights to vote on matters as a separate Group except as described under "Description of Capital Stock--Marathon Stock--Voting," under "Description of Capital Stock--Steel Stock--Voting" and under "Description of Capital Stock--Delhi Stock--Voting" and in certain limited circumstances as currently provided under Delaware law. Separate meetings for the holders of each class of Common Stock will not be held. Accordingly, subject to such exceptions, holders of shares of Marathon Stock, Steel Stock or Delhi Stock, cannot bring a proposal to a vote of the holders of Marathon Stock, Steel Stock or Delhi Stock only, but are required to bring any proposal to a vote of all holders of capital stock of USX entitled to vote generally voting together as a single class.

  The interests of the holders of the Marathon Stock, Steel Stock and Delhi Stock may diverge or appear to diverge with respect to certain matters as to which such holders are entitled to vote. If, when a stockholder vote is taken on any matter as to which a separate vote by any class would not be required under the Certificate of Incorporation or Delaware law, the holders of one or more classes of Common Stock would have more than the number of votes required to approve any such matter, the holders of that class or classes would be in a position to control the outcome of the vote on such matter. The Certificate of Incorporation provides that neither the increase nor the decrease of the authorized number of shares of any class of Common Stock requires a separate vote of any such class. Thus, it is possible that the holders of a majority of any class or two classes of Common Stock could constitute a majority of the voting power of all classes of Common Stock and approve the increase or decrease of the authorized amount of another class or classes of Common Stock without the approval of the holders of such other class or classes of Common Stock.

  On all matters where the holders of Common Stock vote together as a single class, a share of Marathon Stock will have one vote and each share of Steel Stock and Delhi Stock will have a fluctuating vote per share based on relative time-weighted average ratios of their Market Values. Assuming that the time weighted averages of the Market Values of Marathon Stock, Steel Stock and Delhi Stock were $17, $39 and $16, respectively, the per share voting rights of Marathon Stock, Steel Stock and Delhi Stock would be one vote, 2.29 votes and .94 vote per share, respectively. If the Marathon Stock, the Steel Stock and the Delhi Stock had such per share voting rights as of December 9, 1993, the holders of Marathon Stock, Steel Stock and Delhi Stock would have approximately 62%, 35% and 3% respectively, of the total voting power of USX.

 Management and Accounting Policies Subject to Change

  Since 1991 USX has applied certain management and accounting policies adopted by the Board and described herein, which policies may be modified or rescinded in the sole discretion of the Board without approval of stockholders, although the Board has no present intention to do so. See "Management and Accounting Policies." The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of Marathon Stock, or Steel Stock or Delhi Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of all stockholders of USX. In addition, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established.

 Limitations on Potential Unsolicited Acquisitions

  If the Marathon Group, the Steel Group and the Delhi Group were separate companies, any person interested in acquiring one of them without negotiation with management could seek to obtain control of it by means of a tender offer or proxy contest. Because each Group is not a separate company, any person interested in acquiring only one Group without negotiation with USX management would be required to seek control of the voting power representing all of the outstanding capital stock of USX entitled to vote on such acquisition. See "Limited Separate Voting Rights" above.

  Because of fluctuations in the relative Market Values of shares of the three classes of Common Stock, the voting power of a particular stockholder may be increased or decreased from that held at the time the stockholder acquired the stock or from that held at the time of the previous vote. The fluctuating voting powers of the three classes of Common Stock may influence a purchaser interested in acquiring and maintaining control of USX to acquire equivalent holdings in all classes of Common Stock.

 Dividends and Earnings Per Share

  The Board intends to declare and pay dividends on the Marathon Stock, Steel Stock and Delhi Stock based on the financial condition and results of operations of the respective Group, although it has no obligation under Delaware law to do so. Subject to any prior rights of the holders of Preferred
Stock: (a) Marathon Stock will be payable out of legally available funds of USX (as defined under Delaware law); (b) dividends on Steel Stock will be payable out of the lesser of (i) the Available Steel Dividend Amount and (ii) legally available funds; and (c) dividends on Delhi Stock will be payable when, as and if declared by the Board out of the lesser of (i) the Available Delhi Dividend Amount and (ii) legally available funds. In making its dividend decisions, the Board will rely on the financial statements of each Group. In determining its dividend policy, the Board will consider, among other things, the long-term earnings and cash flow capabilities of each Group, as well as the dividend policies of similar publicly traded companies.

  The method of calculating earnings per share for the Marathon Stock, the Steel Stock and the Delhi Stock reflects the Board's intent that the separately reported earnings and surplus of the Marathon Group, the Steel Group and the Delhi Group as determined consistent with the Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts. Dividends on all classes of Preferred Stock and USX common stock are limited to legally available funds of USX, which are determined on the basis of the entire Corporation. Distribution on the Marathon Stock, the Steel Stock and the Delhi Stock would be precluded by a failure to pay dividends on any series of Preferred Stock. Net losses of any group as well as dividends and distributions on any class of common stock or series of Preferred Stock and repurchases of any class of common stock or series of Preferred Stock, will reduce the funds of USX legally available for payment of dividends on all classes of common stock.

  Under Delaware law, a corporation may declare and pay dividends on its capital stock either (1) out of its surplus or (2) in case there is no surplus, out of its net profits for the year in which the dividend is declared and/or the proceeding fiscal year. "Surplus" is the amount by which the total assets of the corporation exceed total liabilities and capital. Capital for USX is the sum of (a) the aggregate par value of the outstanding shares of Common Stock (equal to $1 per share), (b) the aggregate stated capital of the outstanding shares of Adjustable Rate Preferred Stock ($50 per share) and (c) the aggregate stated capital of the outstanding shares of 6.50% Convertible Preferred Stock ($1 per share). If the capital of a corporation is diminished by depreciation in the value of its properties, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be paid out of net profits (that is pursuant to clause (2) above) until the deficiency in capital shall have been repaired. For purposes of determining surplus, the assets and liabilities of a corporation are to be valued on the basis of market value.

 Potential Effects of Exchange and Redemption of Common Stock

  Under various conditions, the Steel Stock may be exchanged, at USX's option, for shares of Marathon Stock, or if there are no shares of Marathon Stock outstanding, Delhi Stock at a 10% premium. Any exchange of Steel Stock for Marathon Stock or Delhi Stock would preclude holders of Steel Stock from retaining their investment in a security reflecting USX's steel and other businesses that constitute the U.S. Steel Group. Any exchange of Delhi Stock for Steel Stock would dilute the interests of holders of Steel Stock. See "Description of Capital Stock--Steel Stock--Exchange and Redemption."

  Under various conditions, the Delhi Stock may be exchanged, at USX's option, for shares of Marathon Stock, or if there are no shares of Marathon Stock outstanding, Steel Stock at a 10% premium. In addition, the Board may at any time exchange each outstanding share of Delhi Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Steel Stock are outstanding, of Steel Stock at a 15% premium. USX cannot predict the impact on the market price of the Delhi Stock of its ability to effect any such exchange. In addition, any exchange of Delhi Stock for Marathon Stock or Steel Stock would preclude holders of Delhi Stock from retaining their investment in a security reflecting USX's natural gas purchasing, gathering, processing, transporting and marketing operations, and any exchange of Steel Stock for Delhi Stock would dilute the interests of holders of Delhi Stock. See "Description of Capital Stock--Delhi Stock-- Exchange and Redemption."

                       MANAGEMENT AND ACCOUNTING POLICIES

MANAGEMENT POLICIES

  The Board has adopted certain policies with respect to the Marathon Group, the U.S. Steel Group and the Delhi Group including, without limitation, the intention to: (i) limit capital expenditures of the U.S. Steel Group over the long term to an amount equal to the internally generated cash flow of the U.S. Steel Group, including funds generated by sales of assets of the U.S. Steel Group, (ii) sell assets and provide services among the groups only on an arm's-length basis and (iii) treat funds generated by sale of Marathon Stock, Steel Stock and Delhi Stock (except for the sale of shares deemed to represent the Retained Interest) and securities convertible into such stock as assets of the respective Group and apply such funds to acquire assets or reduce liabilities of the Marathon Group, the U.S. Steel Group or the Delhi Group, respectively, as the case may be.

  The above policies may be modified or rescinded in the sole discretion of the Board without approval of the stockholders, although the Board has no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the separate classes of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interest of all stockholders of USX.

ACCOUNTING MATTERS AND POLICIES

  USX prepares the Marathon Group, the U.S. Steel Group and the Delhi Group financial statements in accordance with generally accepted accounting principles, and these financial statements, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of USX. The financial statements of the Marathon Group, the U.S. Steel Group and the Delhi Group principally reflect the financial position and results of operations of the businesses included therein. Consistent with the Certificate of Incorporation and related policies, such group financial statements also include portions of USX's corporate assets and liabilities (including contingent liabilities). Principal corporate activities attributed to the groups and reflected in their financial statements include financial activities, corporate general and administrative costs, common stock transactions and income taxes.

  The above policies may be modified or rescinded in the sole discretion of the Board without approval of the stockholders, although the Board has no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the separate classes of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interest of all stockholders of USX. In addition, generally accepted accounting principles require that any change in an accounting policy be preferable (in accordance with such principles) to the previous policy.

                       DESCRIPTION OF THE DEBT SECURITIES

  The Debt Securities will be general unsecured obligations of USX and will rank pari passu with the other general unsecured obligations of USX. The Debt Securities will be issued under an Indenture, dated as of March 15, 1993, between PNC Bank, National Association (the "Trustee") and USX (the "Indenture"). A copy of the Indenture is filed as an exhibit to the Registration Statements. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture, which are incorporated by reference herein. Certain capitalized terms used herein are defined in the Indenture. The Section numbers referred to in the following summaries are references to relevant sections of the Indenture.

GENERAL

  The Indenture does not limit the principal amount of Debt Securities or other indebtedness which may be issued thereunder from time to time by USX and USX may in the future issue additional Debt Securities (in addition to those offered hereby) under the Indenture. As of September 30, 1993, an aggregate principal amount of $600,000,000 of Debt Securities had been issued, and were outstanding under, the Indenture.

  The Debt Securities of any Series may be issued in definitive form or, if provided in the Prospectus Supplement relating thereto, may be represented in whole or in part by a Global Security or Securities, registered in the name of a Depositary designated by USX. Each Debt Security represented by a Global Security is referred to herein as a "Book-Entry Security."

  Debt Securities may be issued from time to time pursuant to this Prospectus in an aggregate principal amount or initial public offering price of up to $850,000,000 or the equivalent thereof in foreign denominated currency or units based on or relating to foreign denominated currencies, including European Currency Units ("ECU"), and will be offered independently or together on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

  Reference is made to the Prospectus Supplement for the specific terms of the Debt Securities offered hereby, including the following (to the extent applicable to a particular series of Debt Securities): (i) designation, aggregate principal amount, purchase price (expressed as a percentage of the principal amount thereof), and denomination; (ii) date of maturity; (iii) if other than currency of the United States, the currency or units based on or relating to currencies for which Debt Securities may be purchased and in which principal and any premium or interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable; (vi) the place or places where principal and any premium and interest will be payable; (vii) any redemption or sinking fund provisions or other repayment obligations and any remarketing arrangements related thereto; (viii) any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;
(ix) the application, if any, of the defeasance provisions to the Debt Securities; (x) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (xi) if other than 100% of the principal amount thereof plus accrued interest, the Change in Control Purchase Price or Prices applicable to purchases of Debt Securities upon the occurrence of a Change in Control; (xii) whether the Debt Securities will be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities; and (xiii) any other specific terms of the Debt Securities, including any terms which may be required by or advisable under United States laws or regulations.

  Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. For a description of payments of principal of and any premium and interest on, and transfer of, Book-Entry Securities, and exchanges of Global Securities representing Book-Entry Securities, see "Book-Entry Securities"hereunder.

CERTAIN COVENANTS OF USX

 Creation of Certain Liens

  If USX or any Subsidiary of USX shall mortgage, pledge, encumber or subject to a lien (hereinafter to "Mortgage" or a "Mortgage," as the context may require) as security for any indebtedness for money borrowed (i) any blast furnace facility or raw steel producing facility, or rolling mills which are a part of a plant which includes such a facility, or (ii) any property capable of producing oil or gas; and which, in either case, is located in the United States and is determined to be a principal property by the Board of Directors of USX in its discretion, USX will secure or will cause such Subsidiary to secure each Series of the Debt Securities equally and ratably with all indebtedness or obligations secured by the Mortgage then being given and with any other indebtedness of USX or such Subsidiary then entitled thereto; provided, however, that this covenant shall not apply in the case of: (a) any Mortgage existing on the date of the Indenture (whether or not such Mortgage includes an after-acquired property provision); (b) any Mortgage, including a purchase money Mortgage, incurred in connection with the acquisition of any property (any Mortgage incurred within 180 days after such acquisition or the completion of construction shall be deemed to be in connection with such acquisition), the assumption of any Mortgage previously existing on such acquired property or any Mortgage existing on the property of any corporation when it becomes a Subsidiary of USX; (c) any Mortgage on such property in favor of the United States, or any State, or instrumentality of either, to secure partial, progress or advance payments to USX or any Subsidiary of USX pursuant to the provisions of any contract or any statute; (d) any Mortgage on such property in favor of the United States, any State, or instrumentality of either, to secure borrowings for the purchase or construction of the property Mortgaged; (e) any Mortgage in connection with a sale or other transfer of oil or gas in place for a period of time or in an amount such that the purchaser will realize therefrom a specified amount of money or specified amount of minerals or any interest in property of the character commonly referred to as an "oil payment" or "production payment"; (f) any Mortgage on any property arising in connection with or to secure all or any part of the cost of the repair, construction, improvement, alteration, exploration, development or drilling of such property or any portion thereof; (g) any Mortgage on any pipeline, gathering system, pumping or compressor station, pipeline storage facility, other pipeline facility, drilling equipment, drilling platform, drilling barge, any movable railway, marine or automotive equipment, gas plant, office building, storage tank, or warehouse facility, any of which is located on any property included under clause (ii) above; (h) any Mortgage on any equipment or other personal property used in connection with any property included under clause (ii) above; (i) any Mortgage on any property included under clause (ii) above arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or (j) any renewal of or substitution for any Mortgage permitted under the preceding clauses. Notwithstanding the foregoing, USX may and may permit its Subsidiaries to grant Mortgages or incur liens on property covered by the restriction described above so long as the net book value of the property so encumbered, together with all property subject to the restriction on certain sale and leasebacks described below, does not at the time such Mortgage or lien is granted exceed five percent (5%) of Consolidated Net Tangible Assets, (as such term is defined in the Indenture). (Section 4.03)

  "Consolidated Net Tangible Assets" means the aggregate value of all assets of USX and its subsidiaries after deducting therefrom (a) all current liabilities (excluding all long-term debt due within one year), (b) all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis and (c) all goodwill, patent and trademarks, unamortized debt discount and other similar intangibles (all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with USX's most recent audited consolidated financial statements). (Section 1.01)

  As of the date of this Prospectus, neither USX nor any subsidiary of USX has any property referred to in either clause (i) or (ii) above and in the following subsection "Limitations on Certain Sales and Leasebacks" which has been determined by the Board of Directors of USX to be a principal property.

 Limitations on Certain Sale and Leasebacks

  USX will not, nor will it permit any Subsidiary to, sell or transfer (i) any blast furnace facility or raw steel producing facility, or rolling mills which are a part of a plant which includes such a facility, or (ii) any property capable of producing oil or gas; and which, in either case, is located in the United States and is determined to be a principal property by the Board of Directors of USX in its discretion, with the intention of taking back a lease thereof, provided, however, this covenant shall not apply if (a) the lease is to a Subsidiary (or to USX in the case of a Subsidiary); (b) the lease is for a temporary period by the end of which it is intended that the use of the property by the lessee will be discontinued; (c) USX or a Subsidiary could, in accordance with Section 4.03, heretofore described, Mortgage such property without equally and ratably securing the Debt Securities; (d) the transfer is incident to or necessary to effect any operating, farm out, farm in, unitization, acreage exchange, acreage contributions, bottom hole or dry hole arrangements or pooling agreement or any other agreement of the same general nature relating to the acquisition, exploration, maintenance, development and operation of oil and gas properties in the ordinary course of business or as required by regulatory agencies having jurisdiction over the property; or (e) USX promptly informs the Trustee of such sale, the net proceeds of such sale are at least equal to the fair value (as determined by resolution adopted by the Board of Directors of USX) of such property and USX within 180 days after such sale applies an amount equal to such net proceeds (subject to reduction by reason of credits to which USX is entitled, under the conditions specified in the Indenture) to the retirement or in substance defeasance of funded debt of USX or a Subsidiary. (Section 4.04)

 Merger and Consolidation

  USX will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation, except that USX may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation, provided that
(i) USX shall be the continuing corporation or the successor corporation (if other than USX, as the case may be) shall be a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation shall expressly assume the due and punctual payment of the principal of and any premium and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by USX and (ii) USX or such successor corporation, as the case may be, shall not, immediately after such merger, consolidation, sale or conveyance, be in default in the performance of any such covenant or condition and no event which with the lapse of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing. (Section 11.01)

  If upon any consolidation or merger of USX with or into any other corporation, or upon any sale or conveyance of substantially all of the properties of USX, or upon any acquisition by USX of all or any part of the property of another corporation, any property owned immediately prior thereto would thereupon become subject to any mortgage, lien, pledge, charge or encumbrance, USX, prior to such event, will secure the Debt Securities (equally and ratably with any other indebtedness of USX secured thereby) by a lien on all of such property of USX, prior to all liens, charges and encumbrances other than any theretofore existing thereon. (Section 11.03)

PURCHASE OF DEBT SECURITIES UPON A CHANGE IN CONTROL

  In the event of any Change in Control (as defined below) of USX, each holder of Debt Securities will have the right, at that holder's option, subject to the terms and conditions of the Indenture, to require USX to become obligated to purchase all of that holder's Debt Securities on the date that is 35 Business Days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to (i) unless otherwise specified in the terms of such Debt Securities, 100% of the principal amount thereof, together with accrued interest to such Change in Control Purchase Date (except that interest installments due prior to such Change in Control Purchase Date will be payable to the holders of such Debt Securities of record at the close of business on the relevant record dates according to their terms and the provisions of the Indenture), or (ii) such other price or prices as may be specified in the terms of such Debt Securities (the "Change in Control Purchase Price"). (Section 4.07)

  Within 15 Business Days after a Change in Control, USX is obligated to mail to the Trustee and to all holders of Debt Securities of any Series at their addresses shown in the Debt Security register (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, stating, among other things: (i) the last date on which the Change in Control purchase right may be exercised, (ii) the Change in Control Purchase Price, (iii) the Change in Control Purchase Date, (iv) the name and address of the Paying Agent, and (iv) the procedures that holders must follow to exercise these rights. USX will cause a copy of such notice to be published in a daily newspaper of national circulation. (Section 4.07)

  To exercise this right, a holder of Debt Securities of any Series must deliver a Change in Control Purchase Notice to the Paying Agent for that Series at its address set forth in USX's notice regarding the Change in Control at any time prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the Debt Securities to be delivered by the holder thereof for purchase by USX and (ii) that such Debt Securities are to be purchased by USX pursuant to the applicable provisions of the Debt Securities and USX's notice regarding the Change in Control. (Section 4.07)

  Upon receipt by USX of the Change in Control Purchase Notice, the holder of the Debt Security in respect of which such notice was given shall (unless such notice is withdrawn as specified in the Indenture) thereafter be entitled to receive solely the Change in Control Purchase Price with respect to such Debt Security. Any Change in Control Purchase Notice may be withdrawn by the holder of Debt Securities of any Series by a written notice of withdrawal delivered to the Paying Agent for that Series at any time prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the certificate numbers of the Debt Securities as to which the withdrawal notice relates. (Section 4.08)

  Payment of the Change in Control Purchase Price for a Debt Security of any Series for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Debt Security (together with necessary endorsements) to the Paying Agent for that Series at its address set forth in USX's notice regarding the Change in Control, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. (Section 4.07) Payment of the Change in Control Purchase Price for such Debt Security will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Debt Security. (Section 4.08)

  Under the Indenture, a "Change in Control" of USX is deemed to have occurred at such time as (i) any "person" or "group" of persons (excluding USX, any Subsidiary, any employee stock ownership plan or any other employee benefit plan of USX) shall have acquired "beneficial ownership" (within the meaning of
Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of shares of Voting Stock representing at least 35% of the outstanding Voting Power of USX, (ii) during any period of twenty-five consecutive months, commencing before or after the date of the Indenture, individuals who at the beginning of such twenty-five month period were directors of USX (together with any replacement or additional directors whose election was recommended by incumbent management of USX or who were elected by a majority of directors then in office) cease to constitute a majority of the board of directors of USX, or (iii) any person or group of related persons shall acquire all or substantially all of the assets of USX; provided, that a Change in Control shall not be deemed to have occurred pursuant to clause (iii) above if USX shall have merged or consolidated with or transferred all or substantially all of its assets to another corporation in compliance with the provisions of Section 11.01 of the Indenture (relating to when USX may merge or transfer assets) and the surviving or successor or transferee corporation is no more leveraged than was USX immediately prior to such event. For purposes of this definition, the term "leveraged" when used with respect to any corporation shall mean the percentage represented by the total assets of that corporation divided by its stockholders' equity, in each case determined and as would be shown in a consolidated balance sheet of such corporation prepared in accordance with generally accepted accounting principles in the United States of America. The term "substantially all" in clause (iii) above has not been quantified for purposes of defining Change in Control and, depending upon the factual circumstances, there may be uncertainty as to when a Change in Control has occurred for purposes of determining the rights of holders of Debt Securities pursuant to this provsion.

  Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by virtue of (i) USX, any Subsidiary of USX, any employee stock ownership plan or any other employee benefit plan of USX or any such Subsidiary, or any Person holding Voting Stock for or pursuant to the terms of any such employee benefit plan, acquiring beneficial ownership of shares of Voting Stock, whether representing 35% or more of the outstanding Voting Power of USX or otherwise or
(ii) any Person whose ownership of shares of Voting Stock representing 35% or more of the outstanding Voting Power of USX results solely from USX's calculation from time to time of the relative voting rights of Marathon Stock, Steel Stock and Delhi Stock.

  "Voting Stock" means stock of USX of any class or classes (however designated) having ordinary voting power for the election of the directors of USX, other than stock having such power only by reason of the happening of a contingency. "Voting Power" means the total voting power represented by all outstanding shares of all classes of Voting Stock. (Section 4.07)

  In the event a Change in Control occurs, USX intends to comply with any applicable securities laws or regulations, including any applicable requirements of Rule 14e-1 under the Exchange Act. The Change in Control purchase feature of the Debt Securities may in certain circumstances make more difficult or discourage a takeover of USX. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of USX by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. The Change in Control purchase feature is similar to that contained in other debt offerings of USX as a result of negotiations between USX and the underwriters thereof.

  Except as described above, the Change in Control purchase feature does not afford holders of the Debt Securities protection against possible adverse effects of a reorganization, restructuring, merger or similar transaction involving USX.

  Although USX's existing indebtedness does not limit USX's ability to purchase Debt Securities, USX's ability to purchase Debt Securities in the future may be limited by the terms of any then existing borrowing arrangements and by its financial resources.

EVENTS OF DEFAULT

  An Event of Default with respect to Debt Securities of any Series is defined in the Indenture as being: (i) default in the payment of the principal of or premium, if any, on any of the Debt Securities of such Series when due and payable; (ii) default in the payment of interest on the Debt Securities of such Series when due, continuing for 30 days; (iii) default in the payment of the Change in Control Purchase Price of any of the Debt Securities of such Series as and when the same shall become due and payable; (iv) default in the deposit of any sinking fund payment with respect to any Debt Security of such Series when due; (v) failure by USX in the performance of any other covenant or agreement in the Debt Securities of such Series or in the Indenture continued for a period of 90 days after notice of such failure as provided in the Indenture; (vi) certain events of bankruptcy, insolvency, or reorganization with respect to USX; or (vii) any other Event of Default provided with respect to Debt Securities of that Series. (Section 6.01)

  USX is required annually to deliver to the Trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by USX of certain covenants. (Section 4.06)

  In case an Event of Default shall occur and be continuing with respect to any Series, the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such Series then outstanding may declare the Debt Securities of such Series to be due and payable. (Section 6.01) The Trustee is required to give holders of the Debt Securities of any Series written notice of a default with respect to such Series as and to the extent provided by the Trust Indenture Act. (Section 6.07)

  If, however, at any time after the Debt Securities of such Series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, USX shall pay or deposit with the Trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such Series and the principal of all Debt Securities of such Series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the Indenture shall have been paid, and any and all defaults with respect to such Series under the Indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such Series then outstanding, by written notice to USX and the Trustee, may waive all defaults with respect to such Series and rescind and annul the declaration that the Debt Securities of such Series are due and payable. (Section 6.01) In addition, prior to any such declaration that the Debt Securities of such Series are due and payable, the holders of a majority in aggregate principal amount of the Debt Securities of such Series may waive any past default and its consequences with respect to such Series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such Series. (Section 6.06)

  The Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Section 7.02) Subject to such provisions for the indemnification of the Trustee and certain limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of each Series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such Series. (Section 6.06)

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting USX and the Trustee to modify the Indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USX; (b) to add to the covenants of USX further covenants, restrictions, conditions or provisions for the benefit or protection of the holders of any or all Series of Debt Securities or to surrender any right or power conferred upon USX by the Indenture; (c) to cure any ambiguity or to correct or supplement any provision of the Indenture (or supplements) which may be defective or inconsistent with any other provision in the Indenture (or supplements); to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders of the Debt Securities then outstanding; (d) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more Series of Debt Securities thereunder, under certain conditions specified therein; (e) to evidence the appointment of a successor trustee and to add to or change provisions of the Indenture necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (f) to set forth the form and any terms of any Series of Debt Securities which USX and the Trustee deem necessary or desirable to include in a supplemental indenture; and (g) to add to or change any of the provisions of the Indenture to such extent as shall be necessary or desirable to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons. USX and the Trustee may otherwise modify the Indenture or any supplemental indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each Series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall (i) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the Debt Securities are payable, without the consent of the holder of each Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities of any Series, the consent of the holders of which is required for any such modifications or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding. (Article Ten)

SATISFACTION AND DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture shall be satisfied and discharged if (i) USX shall deliver to the Trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities shall have become due and payable or are to become due and payable within one year and USX shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, provided that in either case USX shall have paid all other sums payable under the Indenture. (Section 12.01)

  The Indenture provides, if such provision is made applicable to the Debt Securities of a Series, that USX may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such Series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Security under Sections 4.03, 4.04, 4.07, 4.09, 11.01 and 11.03 of the Indenture (being the restrictions described above under "Certain Covenants of USX" and USX's obligations described under "Purchase of Debt Securities upon a Change in Control") and (ii) that Sections 6.01(d), 6.01(e) (as to Sections 4.03, 4.04, 4.07, 4.09, 11.01 and 11.03) and 6.01(h), as described in clauses (iv), (v) and
(vii) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such Series ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates therefor. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such Trust. Such a trust may only be established if, among other things, USX has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause
(A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (Section 12.02)

RECORD DATES

  The Indenture provides that in certain circumstances USX or the Trustee may establish a record date for determining the holders of outstanding Debt Securities of a Series entitled to join in the giving of notice or the taking of other action under the Indenture by the holders of the Debt Securities of such Series.

BOOK-ENTRY SECURITIES

  The following description of Book-Entry Securities will apply to any Series of Debt Securities issued in whole or in part in the form of a Global Security or Securities except as otherwise provided in the Prospectus Supplement relating thereto.

  Upon issuance, all Book-Entry Securities of like tenor and having the same date of original issue will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depositary, which will be a clearing agent registered under the Exchange Act. The Global Security will be registered in the name of the Depositary or a nominee of the Depositary.

  Ownership of beneficial interest in a Global Security representing Book-Entry Securities will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such a Global Security will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interest in such a Global Security by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair this ability to transfer beneficial interests in such a Global Security.

  Payment of principal of and any premium and interest on Book-Entry Securities represented by any Global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owners and holder of the Global Security representing such Book-Entry Securities. None of USX, the Trustee or any agent of USX or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a Global Security representing such Book-Entry Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by the Depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

  No Global Security may be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

  A Global Security representing Book-Entry Securities of any Series is exchangeable for definitive Debt Securities of such Series in registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies USX that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) USX in its sole discretion determines that such Global Security shall be exchangeable for definitive Debt Securities in registered form, or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that Series. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, and in the authorized denominations for that Series. Such definitive Debt Securities shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

  Except as provided above, owners of beneficial interests in such Global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. USX understands that under existing industry practices, in the event that USX requests any action of holders or an owner of a beneficial interest in such Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

CONCERNING THE TRUSTEE

  PNC Bank, National Association is also trustee for Marathon Oil Company's 9 1/2% Guaranteed Notes due 1994, its 9 3/4% Guaranteed Notes due 1999, and its Monthly Interest Guaranteed Notes Due 2002 9 3/4% to March 1, 1994 and 7% Thereafter all of which are guaranteed by USX, for eighteen series of obligations issued by various governmental authorities relating to environmental projects at various USX facilities, for an aggregate principal amount of $1,500,000,000 of debt securities issued by USX under an Indenture between USX and the Trustee dated July 1, 1991 and for $600,000,000 of Debt Securities which have heretofore been issued by USX under the Indenture. USX and its subsidiaries maintain ordinary banking relationships, including loans and deposit accounts, with PNC Bank, National Association and anticipate that they will continue to do so.

                          DESCRIPTION OF CAPITAL STOCK

  The following is a description of the terms of the capital stock of USX included in the Certificate of Incorporation. This description does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation, and the Amended and Restated Rights Agreement (the "Restated Rights Agreement") between USX and Mellon Bank, N.A., as Rights Agent (the "Rights Agent"), which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The authorized capital stock of USX consists of (i) 40 million shares of preferred stock, without par value (the "Preferred Stock"), of which four million shares are designated as Adjustable Rate Cumulative Preferred Stock ("Adjustable Rate Preferred Stock"), 6,900,000 are designated as 6.50% Cumulative Convertible Preferred Stock ("6.50% Convertible Preferred Stock") and eight million shares are designated as Series A Junior Preferred Stock,
(ii) 550 million shares of a class of common stock designated as USX-Marathon Group Common Stock, par value $1.00 per share, (iii) 200 million shares of a class of common stock designated as USX-U.S. Steel Group Common Stock, par value $1.00 per share and (iv) 50 million shares of a class of common stock designated as USX-Delhi Group Common Stock, par value $1.00 per share. As of December 9, 1993, there were 2,099,970 shares of Adjustable Rate Preferred Stock, 6,900,000 shares of 6.50% Convertible Preferred Stock, 286,581,539 shares of Marathon Stock, 70,289,545 shares of Steel Stock and 9,187,058 shares of Delhi Stock issued and outstanding. No shares of Series A Junior Preferred Stock are outstanding. The Marathon Stock, the Steel Stock and the Delhi Stock are together referred to as "Common Stock."

  As used herein:

    "Delhi Group" shall mean, (i) all of the businesses in which any of Delhi Gas Pipeline Corporation ("DGPC"), The Nueces Company, Delhi Gasmark, Inc. (previously Texas Gasmark, Inc.), Tonkawa Gas Processing Company, Delhi Gas Marketing Corp. (previously TXO Gas Marketing Corp.), Delhi Gas Ventures Corp. (previously TXO Gas Ventures Corp.), Red River Gas Pipeline Corporation, Ozark Gas Pipeline Corporation, Sweetwater Pipeline Corporation, Western Gas Transmission, Inc., and Western Gas Corporation (or any of their predecessors or successors) is or has been engaged, directly or indirectly, (ii) all assets and liabilities of USX to the extent attributed to any of such businesses, whether or not such assets or liabilities are or were assets and liabilities of such companies and (iii) such businesses, assets and liabilities acquired by USX for the Delhi Group as determined by the Board to be included in the Delhi Group; provided that, from and after any dividend or distribution with respect to any shares of Delhi Stock, or any repurchase of shares of Delhi Stock from holders of Delhi Stock generally, the Delhi Group shall no longer include an amount of assets or properties of the Delhi Group equal to the aggregate amount of such kind of properties or assets so paid in respect of shares of Delhi Stock multiplied by a fraction, the numerator of which is equal to one less the Delhi Fraction and the denominator of which is equal to the Delhi Fraction. If all of the outstanding shares of Steel Stock are exchanged for shares of Delhi Stock as set forth under "Steel Stock Exchange and Redemption" below, all of the businesses, assets and liabilities of the U.S. Steel Group shall be included in the Delhi Group.

    "Delhi Fraction" means, on any date, a fraction the numerator of which shall be the number of shares of Delhi Stock outstanding on such date and the denominator of which shall be initially 14,000,000 shares; provided that such fraction shall not be greater than one. The denominator of the Delhi Fraction shall be adjusted to reflect subdivisions, combinations and other reclassifications of Delhi Stock, stock dividends payable in shares of Delhi Stock to holders thereof, the issuance of shares of Delhi Stock the proceeds of which are attributed to the Delhi Group and repurchases by USX of shares of Delhi Stock.

    "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

    "Marathon Group" means, at any time, (w) all businesses in which any of Marathon Oil Company, Texas Oil & Gas Corp., Carnegie Natural Gas Company and Apollo Gas Company (or any of their predecessors or successors) is or has been engaged, directly or indirectly, other than the businesses of the Delhi Group after October 2, 1992 (the date of first issuance of Delhi Stock), (x) all assets and liabilities of USX to the extent attributed to any of such businesses, whether or not such assets or liabilities are or were assets or liabilities of such companies, (y) a proportionate interest in the business, assets and liabilities of the Delhi Group equal to one less the Delhi Fraction and (z) such businesses, assets and liabilities acquired by USX for the Marathon Group after May 6, 1991, as determined by the Board to be included in the Marathon Group; provided that after any dividend or distribution with respect to any shares of Delhi Stock, or any repurchase of shares of Delhi Stock from holders of Delhi Stock generally, the Marathon Group shall include an amount of assets or properties of the Delhi Group equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Delhi Stock multiplied by a fraction, the numerator of which is equal to one less the Delhi Fraction and the denominator of which is equal to the Delhi Fraction.

    "Market Value" of any class of Common Stock of USX on any Business Day means the average of the high and low reported sales prices regular way of a share of such class on such Business Day or, in case no such reported sale takes place on such Business Day, the average of the reported closing bid and asked prices regular way of a share on such class on such Business Day, in either case on the Composite Tape, or if the shares of such class are not listed or admitted to trading on the NYSE on such Business Day, on specified alternative markets, or, if not listed or admitted to trading on such markets, the market value as determined by the Board, subject to adjustments necessary to reflect any dividends (other than regular cash dividends) or distributions on, or subdivisions or combinations of, outstanding shares of such class. "Business Day" means each weekday other than any day on which any relevant class of Common Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market.

    "Net Proceeds," as of any date, from any Disposition of any of the properties and assets of the U.S. Steel Group or the Delhi Group, as the case may be, shall mean an amount, if any, equal to the gross proceeds of such Disposition after payment of, or reasonable provision for (i) any taxes payable by USX in respect of such Disposition, (ii) any taxes payable by USX in respect of any dividend or redemption pursuant to a dividend or redemption paid to holders of Steel Stock or Delhi Stock, as the case may be, in connection with such Disposition, (iii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iv) any liabilities (contingent or otherwise) of, or allocated to, the U.S. Steel Group or the Delhi Group, as the case may be, including, without limitation any indemnity obligations incurred in connection with the Disposition. For purposes of this definition, any properties and assets of the U.S. Steel Group or the Delhi Group, as the case may be, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property.

    "U.S. Steel Group" means, at any time, all of the businesses in which USX is or has been engaged, directly or indirectly, and all assets and liabilities of USX, other than any businesses, assets or liabilities of the Marathon Group or the Delhi Group if any shares of Marathon Stock or Delhi Stock are outstanding.

PREFERRED STOCK

  The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by the Board and as described in the appropriate Prospectus Supplement (if any). The future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of USX.

  Holders of the Adjustable Rate Preferred Stock are entitled to receive cumulative dividends, to be declared and paid before declaration and payment of dividends on USX's common stock, at an adjustable rate within a range of 7 1/2% to 15 3/4% per annum. The Adjustable Rate Preferred Stock can be redeemed by USX at its sole option at any time or from time to time, in whole or in part, at a redemption price of $50 per share, plus accrued and unpaid dividends thereon. See "Amended and Restated Rights Plan" below.

  Holders of the 6.50% Convertible Preferred Stock are entitled to receive cumulative dividends, to be declared and paid before declaration and payment of dividend on USX's common stock, at the rate of 6.50% per annum. The 6.50% Convertible Preferred Stock is not redeemable prior to April 1, 1996, except as described below. On and after such date, the 6.50% Convertible Preferred Stock is redeemable at the option of USX under certain circumstances, in whole or in part, for cash, initially at a price of $52.275 per share, and thereafter at prices declining annually on each April 1 to an amount equal to $50.00 per share on and after April 1, 2003, plus, in each case, an amount equal to accrued and unpaid dividends to the redemption date. If USX exchanges all of the outstanding Steel Stock for shares of a wholly owned subsidiary of USX to which all of the assets and liabilities of the U.S. Steel Group have been transferred, pays a dividend on or redeems shares of Steel Stock with the Net Proceeds from the Disposition of all or substantially all of the assets of the U.S. Steel Group, pays a dividend on, or USX or any of its subsidiaries consummates a tender or exchange offer for, Steel Stock, and the aggregate amount of such dividend or the consideration paid in such tender or exchange offer is an amount equal to all or substantially all of the assets, the 6.50% Convertible Preferred Stock is required to be redeemed, in whole, for $50.00 per share, plus dividends accrued and unpaid to the redemption date. The 6.50% Convertible Preferred Stock is required to be redeemed under certain other limited circumstances. The 6.50% Convertible Preferred Stock will not be entitled to the benefit of any sinking fund.

  Shares of the 6.50% Convertible Preferred Stock are convertible at any time at the option of the holder, unless previously redeemed, into shares of Steel Stock, at a conversion price of $46.125 per share of Steel Stock (equivalent to a conversion rate of 1.084 shares of Steel Stock for each share of 6.50% Convertible Preferred Stock), subject to adjustment in certain circumstances.

  The holders of the Adjustable Rate Preferred Stock and the 6.50% Convertible Preferred Stock have no vote except certain class votes in limited circumstances. Upon the dissolution, liquidation or winding-up of USX, the holders of the Adjustable Rate Preferred Stock and the 6.50% Convertible Preferred Stock are entitled to receive out of the assets of USX available for distribution to stockholders, before any payment or distribution shall be made on USX's Common Stock or any other class of stock ranking junior to such series upon liquidation, the amount of $50 per share plus all accrued and unpaid dividends thereon.

MARATHON STOCK

  DIVIDENDS--DIVIDENDS ON THE MARATHON STOCK ARE INTENDED TO BE PAID BASED ON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE MARATHON GROUP.

  Subject to any prior rights of the holders of the Preferred Stock, dividends may be paid on the Marathon Stock as determined by the Board out of funds of USX legally available therefor.

  The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, exclusively on the Steel Stock, exclusively on the Delhi Stock or on such classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount or prior dividends declared on each class or any other factor.

  EXCHANGE AND REDEMPTION--MARATHON STOCK MAY BE EXCHANGED FOR SHARES OF A SUBSIDIARY OF USX TO WHICH USX WOULD HAVE TRANSFERRED ALL OF THE ASSETS AND LIABILITIES OF THE MARATHON GROUP.

  At any time after the transfer of all the assets and liabilities of the Marathon Group to a wholly-owned subsidiary of USX (the "Marathon Group Subsidiary"), the Board may, in its sole discretion and by a majority vote of the directors then in office, provided that there are funds of USX legally available therefor, exchange all of the outstanding shares of Marathon Stock for all of the outstanding shares of the common stock of the Marathon Group Subsidiary (the "Marathon Group Subsidiary Stock"), on a pro rata basis.

  General Redemption Provisions: In the event of any exchange or redemption of a class of Common Stock, USX shall cause to be given to each holder of such Common Stock a notice stating (A) that shares of such Common Stock shall be exchanged or redeemed, as the case may be, (B) the date of the exchange or redemption, (C) in the event of a partial redemption, the number of shares of Steel Stock or Delhi Stock, as the case may be, to be redeemed, (D) the kind and amount of shares of capital stock or cash and/or securities or other property to be received by such holder with respect to each share of such class of Common Stock held by such holder, including details as to the calculation thereof, (E) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless USX waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock or cash and/or securities or other property and (F) that, except as provided in the second following paragraph, dividends on such shares of Common Stock will cease to be paid as of such exchange date or redemption date. Such notice shall be sent by first-class mail, postage prepaid, not less than 30 nor more than 60 days prior to the exchange date or redemption date, as the case may be, and in any case to each holder of such class of Common Stock to be exchanged or redeemed, at such holder's address as the same appears on the stock transfer books of USX. Neither the failure to mail such notice to any particular holder of such class of Common Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of such class of Common Stock.

  If less than all of the outstanding shares of Steel Stock or Delhi Stock, as the case may be, are to be redeemed, such shares shall be redeemed by USX pro rata among the holders of such class of Common Stock or by such other method as may be determined by the Board to be equitable.

  No adjustments in respect of dividends shall be made upon the exchange or redemption of any shares of any class of Common Stock; provided, however, that if such shares are exchanged or redeemed by USX after the record date for determining holders of such class of Common Stock entitled to any dividend or distribution thereon, such dividend or distribution shall be payable to the holders of such shares at the close of business on such record date notwithstanding such exchange or redemption.

  Before any holder of shares of any class of Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to any exchange or redemption of such class of Common Stock, such holder shall surrender at such office as USX shall specify certificates for such shares of such class of Common Stock, properly endorsed or assigned for transfer (unless USX shall waive such requirement). As soon as practicable after surrender of certificates for shares of such class of Common Stock, USX will deliver to the holder of such shares so surrendered the certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such holder is entitled, together with any fractional payment referred to below. If less than all of the shares of such class of Common Stock represented by any one certificate are to be redeemed, USX will issue and deliver a new certificate for the shares of such class of Common Stock not redeemed.

  USX shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of any class of Common Stock upon any exchange, redemption, dividend or other distribution. If more than one share of such class of Common Stock shall be held at the same time by the same holder, USX may aggregate the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to such holder upon any exchange, redemption, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of any class of Common Stock is a fraction, USX shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Business Day prior to the date such payment is to be made. For purposes of the preceding sentence, "fair market value" of any fraction shall be (i) in the case of any fraction of a share of capital stock of USX, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board.

  VOTING--SHARES OF MARATHON STOCK SHALL HAVE ONE VOTE PER SHARE. SHARES OF STEEL STOCK AND DELHI STOCK WILL, WHEN VOTING TOGETHER WITH ALL OTHER CLASSES OF COMMON STOCK, HAVE A NUMBER OF VOTES PER SHARE BASED UPON THE TIME WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF STEEL STOCK OR DELHI STOCK, AS THE CASE MAY BE, TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

  Except as set forth below and under "Steel Stock--Voting" and "Delhi Stock-- Voting" below, holders of all classes of Common Stock vote together as a single class on all matters as to which all holders of Common Stock are entitled to vote. On all matters to be voted on by the holders of all classes of Common Stock together as a single class, (i) each share of outstanding Marathon Stock has one vote and (ii) each share of Delhi Stock and Steel Stock has a number of votes equal to the quotient (calculated to the nearest three decimal places), as of the fifth Business Day prior to the applicable record date, of (A) the sum of (1) four times the average ratio of X/Y for the five-Business Day period ending on such fifth Business Day, (2) three times the average ratio of X/Y for the next preceding five-Business Day period, (3) two times the average ratio of X/Y for the next preceding five-Business

Day period and (4) the average ratio of X/Y for the next preceding five-Business Day period, divided by (B) ten, where X is the Market Value of the Delhi Stock or the Steel Stock, as the case may be, and Y is the Market Value of the Marathon Stock, or if there are no shares of Marathon Stock outstanding on such record date or on any of the 25 Business Days prior thereto, the sum of the Market Values of the Steel Stock and of the Delhi Stock. If shares of only one class of Common Stock are outstanding, each share of that class shall have one vote.

  Assuming that the time weighted averages of the Market Values of Marathon Stock, Steel Stock and Delhi Stock were $17, $39 and $16, respectively the per share voting rights of Marathon Stock, Steel Stock and Delhi Stock would be one vote, 2.29 votes and .94 vote per share, respectively. If the Marathon Stock, the Steel Stock and the Delhi Stock had such per share voting rights as of December 9, 1993, the holders of Marathon Stock, Steel Stock and Delhi Stock would have approximately 62%, 35% and 3% respectively, of the total voting power of USX.

  In addition, the approval of the holders of at least 66 2/3% of the outstanding Marathon Stock, voting as a separate class, shall be necessary for:

    (i) the declaration or payment of any dividend, or the making of any other payment or distribution on or with respect to, any shares of any other class of Common Stock, if such dividend, payment or distribution is to be made with (A) proceeds from the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) (a "Disposition") of any of the properties and assets of the Marathon Group or (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the Marathon Group; or

    (ii) the use, or reservation for use, of any proceeds from the Disposition of any of the properties and assets of the Marathon Group, or any of the properties and assets acquired with such proceeds, in any business of the Corporation other than the Marathon Group.

Notwithstanding the foregoing, however, such vote shall not be required if such proceeds are loaned at a rate or rates representative of actual borrowings and short-term investments by USX.

  The vote or consent of the holders of a majority of all of the outstanding shares of any class of Common Stock, voting as a separate class, is currently required under Delaware law for any amendment to the Certificate of Incorporation that would increase or decrease the par value of the shares of such class or alter or change the powers or special rights of the shares of such class so as to affect them adversely. The Certificate of Incorporation provides that neither the increase nor decrease of the authorized number of shares of any class of Common Stock shall require a separate vote of any class. Thus, it is possible that the holders of a majority of one or more classes of Common Stock could constitute a majority of the voting power of all classes and approve the increase or decrease of the authorized amount of any other class of Common Stock without the approval of the holders of such other class of Common Stock.

  The Certificate of Incorporation also provides that unless the vote or consent of a greater number of shares shall then be required by law, the approval of the holders of a majority of the outstanding shares of any class of Common Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the merger or consolidation of USX into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly or indirectly.

  LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF EACH CLASS OF COMMON STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF ALL CLASSES OF COMMON STOCK BASED UPON THE TIME-WEIGHTED AVERAGE AGGREGATE MARKET CAPITALIZATION OF EACH SUCH CLASS OF COMMON STOCK TO THE AGGREGATE MARKET CAPITALIZATION OF ALL CLASSES OF COMMON STOCK.

  The Certificate of Incorporation provides that, in the event of a dissolution, liquidation or winding-up of USX, whether voluntary or involuntary, after payment of creditors and after the holders of Preferred Stock receive the full preferential amounts to which they are entitled, the holders of outstanding shares of each class of Common Stock will share the funds remaining for distribution to the holders of Common Stock. The holders of the outstanding Common Stock will each be entitled to receive a fraction of such funds equal to the quotient of (i) the sum of (A) four times the average ratio of X/Y for the five-Business Day period ending on the Business Day prior to the date of the public announcement of (1) a voluntary dissolution, liquidation or winding-up by USX or (2) the institution of any proceeding for the involuntary dissolution, liquidation or winding-up of USX, (B) three times the average ratio of X/Y for the next preceding five-Business Day period, (C) two times the average ratio of X/Y for the next preceding five-Business Day period and (D) the average ratio of X/Y for the next preceding five-Business Day period, divided by (ii) ten, where X is the market capitalization of such class of Common Stock and Y is the aggregate market capitalization of all classes of Common Stock. For purposes of the preceding sentence, "Market Capitalization" of any class of Common Stock on any day shall mean the product of (i) the Market Value of such class of Common Stock on such day and (ii) the number of shares of such class of Common Stock outstanding on such day.

STEEL STOCK

  DIVIDENDS--DIVIDENDS ON THE STEEL STOCK ARE INTENDED TO BE PAID BASED UPON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE U.S. STEEL GROUP.

  Subject to any prior rights of the holders of the Preferred Stock, dividends on the Steel Stock may be declared and paid only out of the lesser of (i) funds of USX legally available therefor and (ii) the Available Steel Dividend Amount.

  The "Available Steel Dividend Amount," on any date, means either:

    (a) the greater of:

      (i) an amount equal to (x) $2.244 billion, increased or decreased, as appropriate, to reflect: (A) Steel Net Income from the close of business on December 31, 1990, (B) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of common stock of USX after December 31, 1990 and prior to the close of business on May 6, 1991 attributed to the U.S. Steel Group, (C) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of Steel Stock or any shares of Preferred Stock attributed to the U.S. Steel Group and (D) any other adjustments to stockholders' equity of the U.S. Steel Group made in accordance with generally accepted accounting principles, less (y) the sum of the aggregate par value of all outstanding Steel Stock and the aggregate stated capital of all outstanding Preferred Stock attributed to the U.S. Steel Group; and

      (ii) the excess of the fair market value of the net assets of the U.S. Steel Group over the sum of the aggregate par value of all outstanding Steel Stock and the aggregate stated capital of all outstanding Preferred Stock attributed to the U.S. Steel Group, in the case of each of clauses (i) and (ii) increased by an amount equal to any effects of the recognition of the transition obligation upon the adoption of SFAS No. 106 (including any amendments thereto) and any cumulative effects of the adoption of SFAS No. 109 (including any amendments thereto) in the year of adoption; or

    (b) in case there shall be no such amount, an amount equal to Steel Net Income (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

  The amount of $2.244 billion in clause (a)(i) above represents the amount of total stockholders' equity of USX as of December 31, 1990 assigned to the U.S. Steel Group by the Board after giving consideration to the historical debt and equity structure of USX.

  The Available Steel Dividend Amount as of September 30, 1993 was at least $1.837 billion, as calculated under the preceding clause (a)(i).

  Although net income and stockholders' equity of the U.S. Steel Group was reduced when USX adopted the accounting changes required by SFAS No. 106 and SFAS No. 109, such changes did not affect cash flows of the U.S. Steel Group. As a result, in order to preclude dividends on the Steel Stock from being limited by such noncash accounting changes, the amounts in each of clause
(a)(i) and clause (a)(ii) of the definition of "Available Steel Dividend Amount" were adjusted to eliminate the effects of such changes, as set forth above.

  Clause (b) in the definition of "Available Steel Dividend Amount" will permit the payment of dividends on the Steel Stock in any fiscal year to the extent there is positive Steel Net Income in such fiscal year or in the preceding fiscal year or to the extent of the sum of positive Steel Net Income, if any, in both such years. Any loss in either such year would not reduce positive Steel Net Income, if any, in the other year for purposes of determining the applicable limitation on dividends. Such provision is comparable to Section 170 of the Delaware General Corporation Law, which allows the payment of dividends on common stock of any Delaware corporation in any fiscal year to the extent of consolidated net income of the corporation for such fiscal year and/or the preceding fiscal year.

  As used herein, "Steel Net Income" means the net income or loss of the U.S. Steel Group determined in accordance with generally accepted accounting principles, including income and expenses of USX attributed to the U.S. Steel Group, on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes. For information concerning the policies governing the attribution of corporate activities to the U.S. Steel Group which are being followed by USX in determining Steel Net Income, see "Management and Accounting Policies."

  The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, exclusively on the Steel Stock, exclusively on the Delhi Stock or on such classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount or prior dividends declared on each class or any other factor.

  EXCHANGE AND REDEMPTION--IN THE EVENT OF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE U.S. STEEL GROUP, USX IS REQUIRED TO (1) PAY A DIVIDEND, (2) REDEEM STEEL STOCK OR (3) EXCHANGE STEEL STOCK FOR MARATHON STOCK OR, IF THERE ARE NO SHARES OF MARATHON STOCK OUTSTANDING, DELHI STOCK, SUBJECT TO CERTAIN LIMITATIONS.

  If USX transfers all the assets and liabilities of the U.S. Steel Group to a wholly owned subsidiary of USX (the "U.S. Steel Group Subsidiary"), Steel Stock may be exchanged, at the sole discretion of the Board, by a majority vote of the directors then in office, provided that there are funds of USX legally available therefor, for all of the outstanding stock of the U.S. Steel Group Subsidiary, on a pro rata basis on the same terms and conditions as on the Marathon Stock.

  In addition, upon the Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets of the U.S. Steel Group (other than in connection with the Disposition by USX of all of its properties and assets in one transaction) to any person, entity or group (other than to the holders of all outstanding shares of Steel Stock on a pro rata basis or to a person, entity or group in which USX, directly or indirectly, owns a majority equity interest), USX shall, within 60 days following the consummation of such Disposition, either (i) subject to the limitations on dividends on Steel Stock set forth above, declare and pay a dividend in cash and/or in securities or other property received as proceeds of such Disposition to the holders of the Steel Stock in an amount equal to the Net Proceeds of such Disposition, (ii) to the extent that there are funds of USX legally available therefor, redeem the number of whole shares of Steel Stock having an aggregate average Market Value during the ten-Business Day period following consummation of such Disposition, closest to the value of the Net Proceeds of such Disposition, for cash and/or securities or other property received as proceeds of such Disposition in an amount equal to the Net Proceeds or (iii) exchange each outstanding share of Steel Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Delhi Stock are outstanding, of Delhi Stock, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Steel Stock to the Market Value of one share of Marathon Stock or one share of Delhi Stock, as the case may be, during such period.

  If, immediately after any event, USX, directly or indirectly, owns less than a majority equity interest in any person, entity or group in which USX, directly or indirectly, owned a majority equity interest immediately prior to the occurrence of such event, a Disposition of all of the properties and assets of the U.S. Steel Group owned by such person, entity or group shall be deemed to have occurred. In the case of a Disposition of properties or assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

  "Substantially all of the properties and assets of the U.S. Steel Group," as of any date, means a portion of such properties and assets that represents at least 80% of either of the then-current market value of, or the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of USX derived from, the properties and assets of the U.S. Steel Group as of such date (excluding the assets and properties of any person, entity or group in which USX, directly or indirectly, owns less than a majority equity interest).

  After any such special dividend or redemption pursuant to clause (i) or (ii) in the third preceding paragraph, the Board may, by a majority vote of the directors then in office, exchange each outstanding share of Steel Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Delhi Stock are outstanding, of Delhi Stock, equal to 110% of the Market Value Ratio as of the fifth Business Day prior to the date notice of such exchange is mailed to the holders of Steel Stock. For purposes of the preceding sentence, "Market Value Ratio", as of any date, means the highest of the following (calculated to the nearest five decimal places): (A) the average ratio of S/X for the five-Business Day period ending on such date.
(B) the quotient of (1) the sum of (w) four times the average ratio of S/X for the five-Business Day period ending on such date, (x) three times the average ratio of S/X for the next preceding five-Business Day period, (y) two times the average ratio of S/X for the next preceding five-Business Day period and (z) the average ratio of S/X for the next preceding five-Business Day period, divided by (2) ten and (C) if the special dividend pursuant to clause (i) of the third preceding paragraph was declared and paid or the redemption pursuant to clause (ii) thereof was made prior to the commencement of the most recently completed fiscal quarter of USX, the average ratio of S/X for such fiscal quarter, where S is the Market Value of one share of the Steel Stock and X is the Market Value of one share of the Marathon Stock or one share of Delhi Stock, as the case may be. In determining whether to effect such an exchange, the Board, in addition to other matters, would likely consider whether the remaining properties and assets of the U.S. Steel Group constitute a viable business. Other considerations could include the number of shares of Steel Stock remaining outstanding following any such redemption, the per share market price of the Steel Stock following the payment of such a dividend or such a redemption and the cost of maintaining stockholder accounts.

  An exchange or redemption of Steel Stock for Marathon Stock or Delhi Stock, as the case may be, would be made on the same general terms and conditions as described above under "Marathon Stock--Exchange and Redemption--General Provisions."

  VOTING--SHARES OF STEEL STOCK WILL, WHEN VOTING TOGETHER WITH ALL OTHER CLASSES OF COMMON STOCK, HAVE A NUMBER OF VOTES PER SHARE BASED UPON TIME-WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF STEEL STOCK TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

  The holders of shares of the Steel Stock have the voting rights described above under the caption "Marathon Stock--Voting."

  In addition, as is the case with the use of the proceeds from the Disposition of any properties or assets of the Marathon Group or the Delhi Group, unless the vote or consent of a greater number of shares shall then be required by law, the approval of the holders of at least 66 2/3% of the outstanding Steel Stock, voting as a separate class, shall be necessary for:

    (i) the declaration or payment of any dividend on, or the making of any other payment or distribution on or with respect to, any shares of any other class of common stock, if such dividend, payment or distribution is to be made with (A) proceeds from the Disposition of any of the properties and assets of the U.S. Steel Group or (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the U.S. Steel Group; or

    (ii) the use, or reservation for use, of any proceeds from the Disposition of any of the properties and assets of the U.S. Steel Group, or any of the properties and assets acquired with such proceeds, in any business of USX other than a business of the U.S. Steel Group.
  Notwithstanding the foregoing, however, such vote shall not be required if such proceeds are loaned at a rate or rates representative of actual borrowings and short-term investments by USX.

  LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF STEEL STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF COMMON STOCK BASED ON THE RELATIVE TIME-WEIGHTED AVERAGE AGGREGATE MARKET CAPITALIZATION OF THE STEEL STOCK TO THE AGGREGATE MARKET CAPITALIZATION OF ALL CLASSES OF COMMON STOCK.

  In the event of a dissolution, liquidation or winding-up of USX, the holders of shares of Steel Stock are entitled to receive funds in the amounts described above under "Marathon Stock--Liquidation."

DELHI STOCK

  DIVIDENDS--DIVIDENDS ON THE DELHI STOCK ARE INTENDED TO BE PAID BASED UPON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE DELHI GROUP.

  Subject to any prior rights of the holders of the Preferred Stock, dividends on the Delhi Stock may be declared and paid only out of the lesser of (i) funds of USX legally available therefor and (ii) the Available Delhi Dividend Amount.

  The "Available Delhi Dividend Amount," on any date, means the product of the Delhi Fraction and either:

    (a) the greater of:

      (i) an amount equal to (X) $172.9 million, increased or decreased, as appropriate, to reflect, from June 30, 1992, (A) Delhi Net Income, (B) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of Marathon Stock prior to the close of business on October 2, 1992 attributed to the Delhi Group,
    (C) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of Delhi Stock or any shares of Preferred Stock attributed to the Delhi Group, (D) assets or properties of the Delhi Group that are no longer included as part of the Delhi Group as a result of any such dividend, distribution or repurchase pursuant to the proviso to the definition of "Delhi Group" set forth above and (E) any other adjustments to stockholders' equity of the Delhi Group made in accordance with generally accepted accounting principles less (Y) the sum of the aggregate stated capital of all outstanding Preferred Stock attributed to the Delhi Group and the quotient of the aggregate par value of all outstanding Delhi Stock divided by the Delhi Fraction; and

      (ii) the excess of the fair market value of the net assets of the Delhi Group over the sum of the aggregate stated capital of all outstanding Preferred Stock attributed to the Delhi Group, and the quotient of the aggregate par value of all outstanding Delhi Stock divided by the Delhi Fraction; or

    (b) in case there shall be no such amount, an amount equal to Delhi Net Income (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

  The amount of $172.9 million in clause (a) (i) above represents the amount of the stockholders' equity of USX as of June 30, 1992 attributable to the Delhi Group based upon a capital structure that reflects attribution to the Delhi Group of a total amount of $128.0 million of debt, as determined by the Board pursuant to the Certificate of Incorporation.

  The Available Delhi Dividend Amount as of September 30, 1993 was at least $121.6 million, as calculated under the preceding clause (a) (i).

  "Delhi Net Income" means the net income or loss of the Delhi Group determined in accordance with generally accepted accounting principles, including income and expenses of USX attributed to the Delhi Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes. For information concerning the policies governing the attribution of corporate activities to the Delhi Group which will be followed by USX in determining Delhi Net Income, see "Management and Accounting Policies."

  Clause (b) in the definition of "Available Delhi Dividend Amount" will permit the payment of dividends on the Delhi Stock in any fiscal year to the extent there is positive Delhi Net Income in such fiscal year or in the preceding fiscal year or to the extent of the sum of positive Delhi Net Income, if any, in both such years. Any loss in either such year would not reduce positive Delhi Net Income, if any, in the other year for purposes of determining the applicable limitation on dividends. Such provision is comparable to Section 170 of the Delaware General Corporation Law, which is applicable to the Delhi Stock, and which allows the payment of dividends on common stock of any Delaware corporation in any fiscal year to the extent of consolidated net income of the corporation for such fiscal year and/or the preceding fiscal year.

  The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, exclusively on the Steel Stock, exclusively on the Delhi Stock or on such classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount or prior dividends declared on each class or any other factor.

  EXCHANGE AND REDEMPTION--IN THE EVENT OF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE DELHI GROUP, USX IS REQUIRED TO (1) PAY A DIVIDEND, (2) REDEEM DELHI STOCK OR (3) EXCHANGE DELHI STOCK FOR MARATHON STOCK OR, IF THERE ARE NO SHARES OF MARATHON STOCK OUTSTANDING, STEEL STOCK, SUBJECT TO CERTAIN LIMITATIONS. ALSO, THE BOARD MAY REQUIRE THAT THE DELHI STOCK BE EXCHANGED FOR MARATHON STOCK, OR IF THERE ARE NO SHARES OF MARATHON STOCK OUTSTANDING, STEEL STOCK, IN CERTAIN CIRCUMSTANCES.

  If USX transfers all of the assets and liabilities of the Delhi Group to a wholly owned subsidiary of USX (the "Delhi Group Subsidiary"), the Delhi Stock may be exchanged, at the sole discretion of the Board, by a majority vote of the directors then in office, provided that there are funds of USX legally available therefor, for a number of shares of common stock of the Delhi Group Subsidiary equal to the product of the Delhi Fraction and the number of all outstanding shares of the Delhi Group Subsidiary, on a pro rata basis. USX would retain the balance of the outstanding shares of common stock of the Delhi Group Subsidiary if the Delhi Fraction were less than one, which balance would be attributed to the Marathon Group.

  In addition, upon the Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets of the Delhi Group (other than in connection with the Disposition by USX of all of its properties or assets in one transaction) to any person, entity or group (other than to the holders of all outstanding shares of Delhi Stock on a pro rata basis or to any person, entity or group in which USX, directly or indirectly, owns a majority equity interest), USX shall, within 60 days following the consummation of such Disposition, either (i) subject to the limitations on dividends on Delhi Stock set forth under "Dividends" above, declare and pay a dividend in cash and/or in securities or other property received as proceeds of such Disposition to the holders of Delhi Stock in an amount equal to the product of the Delhi Fraction and the Net Proceeds of such Disposition, (ii) to the extent that there are funds of USX legally available therefor, redeem the number of whole shares of Delhi Stock that has an aggregate average Market Value, during a specified period, closest to the value of the product of the Delhi Fraction and the Net Proceeds of such Disposition, for cash and/or securities or other property received as proceeds of such Disposition in an amount equal to such product or (iii) exchange each outstanding share of Delhi Stock for a number of shares of Marathon Stock, or if there are no shares of Marathon Stock outstanding and shares of Steel Stock are outstanding, of Steel Stock, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Marathon Stock or one share of Steel Stock, as the case may be, during such period.

  If, immediately after any event, USX, directly or indirectly, owns less than a majority equity interest in any person, entity or group in which USX, directly or indirectly, owned a majority equity interest immediately prior to the occurrence of such event, a Disposition of all of the properties and assets of the Delhi Group owned by such person shall be deemed to have occurred. In the case of a Disposition of properties or assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

  "Substantially all of the properties and assets of the Delhi Group," as of any date, means a portion of such properties and assets that represents at least 80% of either of the then-current market value of, or the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of USX derived from, the properties and assets of the Delhi Group as of such date (excluding the assets and properties of any person, entity or group in which USX, directly or indirectly, owns less than a majority equity interest).

  After any such special dividend or redemption pursuant to clause (i) or (ii) in the third preceding paragraph, the Board may, by a majority vote of the directors then in office, exchange each outstanding share of Delhi Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Steel Stock are outstanding, of Steel Stock, equal to 110% of the Market Value Ratio as of the fifth Business Day prior to the date notice of such exchange is mailed to the holders of Delhi Stock. In determining whether to effect such an exchange, the Board, in addition to other matters, would likely consider whether the remaining properties and assets of the Delhi Group constitute a viable business. Other considerations could include the number of shares of Delhi Stock remaining outstanding following any such redemption, the per share market price of the Delhi Stock following the payment of such a dividend or such a redemption and the cost of maintaining stockholder accounts.

  In addition, the Board may, by a majority vote of the directors then in office, at any time exchange each outstanding share of Delhi Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Steel Stock are outstanding, of Steel Stock, equal to 115% of the Market Value Ratio as of the fifth Business Day prior to the date such notice is mailed to the holders of Delhi Stock.

  For purposes of the two preceding paragraphs, "Market Value Ratio," as of any date, means the highest of the following (calculated to the nearest five decimal places): (A) the average ratio of D/X for the five-Business Day period ending on such date, (B) the quotient of (1) the sum of (w) four times the average ratio of D/X for the five-Business Day period ending on such date, (x) three times the average ratio of D/X for the next preceding five-Business Day period, (y) two times the average ratio of D/X for the next preceding five-Business Day period and (z) the average ratio of D/X for the next preceding five-Business Day period, divided by (2) ten and (C) if the special dividend pursuant to clause (i) of the seventh preceding paragraph was declared and paid or the redemption pursuant to clause (ii) thereof was made prior to the commencement of the most recently completed fiscal quarter of USX, the average ratio of D/X for such fiscal quarter, where D is the Market Value of one share of the Delhi Stock and X is the Market Value of one share of the Marathon Stock or Steel Stock, as the case may be.

  An exchange or redemption of Delhi Stock for Marathon Stock or Steel Stock, as the case may be, would be made on the same general terms and conditions as described above under "Marathon Stock--Exchange and Redemption--General Provisions."

  VOTING--SHARES OF DELHI STOCK WILL, WHEN VOTING TOGETHER WITH ALL OTHER CLASSES OF COMMON STOCK, HAVE A NUMBER OF VOTES PER SHARE BASED UPON TIME-WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF DELHI STOCK TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

  The holders of shares of the Delhi Stock have the voting rights described above under the caption "Marathon Stock--Voting."

  In addition, as is the case with the use of the proceeds from the Disposition of any properties or assets of the Marathon Group or the U.S. Steel Group, the approval of the holders of at least 66 2/3% of the outstanding Delhi Stock, voting as a separate class, shall be necessary for:

    (i) the declaration or payment of any dividend on, or the making of any other payment or distribution on or with respect to, any shares of any other class of Common Stock, if such dividend, payment or distribution is to be made with (A) proceeds from the Disposition of any of the properties and assets of the Delhi Group or (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the Delhi Group; or

    (ii) the use, or reservation for use, of any proceeds from the Disposition of any of the properties and assets of the Delhi Group, or any of the properties and assets acquired with such proceeds, in any business of USX other than a business of the Delhi Group. Notwithstanding the foregoing, however, such vote shall not be required if such proceeds are loaned at a rate or rates representative of actual borrowings and short-term investments by USX.

  LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF DELHI STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF COMMON STOCK BASED ON THE RELATIVE TIME-WEIGHTED AVERAGE AGGREGATE MARKET CAPITALIZATION OF THE DELHI STOCK TO THE AGGREGATE MARKET CAPITALIZATION OF ALL CLASSES OF COMMON STOCK.

  In the event of a dissolution, liquidation or winding-up of USX, the holders of shares of Delhi Stock are entitled to receive funds in the amounts described above under "Marathon Stock--Liquidation."

 Retained Interest of the Marathon Group

  Prior to October 2, 1992, all of the businesses that constituted the Delhi Group were part of the Marathon Group and their results of operations and financial condition were reflected in their entirety in the financial statements of the Marathon Group. As of that date, these businesses ceased to be included in the Marathon Group. Their results of operations and financial condition were reflected in the financial statements of the Delhi Group and ceased to be reflected in the financial statements of the Marathon Group, except to the extent of any Retained Interest, as described below, and as appropriate in accordance with generally accepted accounting principles.

  In connection with the establishment of the Delhi Group and the initial public offering of Delhi Stock, the Board designated 14,000,000 shares of Delhi Stock as the total number of shares of Delhi Stock which it deemed to represent 100% of the common stockholders' equity value of USX attributable to the Delhi Group, all of which were attributed to the Marathon Group. This number was established by taking into account, among other factors, the initial level of USX debt and equity capitalization to be assigned to the Delhi Group, Delhi's recent historical unleveraged financial performance relative to its competitors that are publicly traded and the state of the markets for public offerings and other stock transactions.

  Since the 9,000,000 shares of Delhi Stock sold in the initial public offering represented less than the entire equity value of USX attributable to the Delhi Group, the Marathon Group has been deemed to have a Retained Interest in the business, assets and liabilities of the Delhi Group equal to the balance of such equity value (deemed to be represented by 5,000,000 shares at the time of the initial public offering). As of December 9, 1993, an additional 184,058 shares of Delhi Stock deemed to represent part of the Retained Interest had been issued in connection with certain employee benefit plans. This reduced the number of shares deemed to represent the Retained Interest to 4,815,942 and increased the number of shares outstanding to 9,184,058. In addition, 3,000 shares representing an additional equity interest in the Delhi Group were issued in connection with employee stock grants, increasing the number of shares outstanding at December 9, 1993 to 9,187,058.

  The 35,997,000 authorized shares of Delhi Stock in excess of the total of the shares outstanding and the shares deemed to represent the Retained Interest are available for issuance as additional equity for the Delhi Group. Authorized but unissued shares may be issued without approval of the holders of Delhi Stock and may be issued in the future at prices which could dilute the equity interest of existing holders of Delhi Stock at that time. See "Special Considerations--Considerations Relating to Common Stock--No Rights or Additional Duties with Respect to the Groups; Potential Conflicts" and "Description of Capital Stock--Delhi Stock--Dividends."

  On September 9, 1993, USX filed a registration statement with the Commission with respect to the sale of up to 5 million shares of Delhi Stock, including all shares representing the Retained Interest. That offering was postponed in December 1993 due to market conditions.

DETERMINATIONS BY BOARD

  Any determinations made by the Board under the foregoing provisions will be final and binding on all stockholders of USX.

OTHER RIGHTS

  The holders of Common Stock do not have any preemptive rights or any rights to convert their shares into any other securities of USX.

STOCK TRANSFER AGENT AND REGISTRAR

  USX maintains its own stock transfer department at the following address: USX Corporation, Shareholders Services Department, 600 Grant Street, Room 611, Pittsburgh, PA 15219-4776. Certificates representing shares can also be presented for registration of transfer at Chemical Bank, 55 Water Street, New York, New York.

  Mellon Bank, N.A., One Mellon Bank Center, Pittsburgh, PA 15258 is the Registrar for all the Common Stock.

AMENDED AND RESTATED RIGHTS PLAN

  The following is a brief description of the terms of the Stockholders Rights Plan set forth in the Restated Rights Agreement between USX and the Rights Agent.

  Under the Restated Rights Agreement, the right (each a "Right") to purchase from USX a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Preferred Stock, no par value (the "Junior Preferred Stock"), at a purchase price of $120 in cash per Unit, subject to adjustment, is attached to each share of Marathon Stock, Steel Stock and Delhi Stock (sometimes hereinafter referred to together as the "Voting Stock"). A Right attached to a share of Marathon Stock is hereinafter referred to as a "Marathon Right," a Right attached to a share of Steel Stock is hereinafter referred to as a "Steel Right" and a Right attached to a share of Delhi Stock is hereinafter referred to as a "Delhi Right."

  The Rights will separate from the Voting Stock and a Rights distribution date will occur upon the earlier of (i) 15 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired (except pursuant to a Qualifying Offer (defined in the Restated Rights Agreement as an all-cash tender offer for all outstanding shares of Voting Stock meeting certain prescribed requirements)), or obtained the right to acquire, beneficial ownership of Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock (the "Stock Acquisition Date"), or (ii) 15 days (or upon such later date as may be determined by the Board) following the commencement of a tender offer or exchange offer (other than a Qualifying Offer) that would result in a person or a group beneficially owning Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock. For purposes of the Restated Rights Agreement, total voting power of Voting Stock shall be determined based upon the most recent calculation announced by USX. See "Marathon Stock--Voting," "Steel Stock--Voting" and "Delhi Stock--Voting" above. If a person inadvertently becomes the beneficial owner of Voting Stock representing 15% or more of the total voting power of the Voting Stock due to the recalculation by USX of the relative voting power of Marathon Stock, Steel Stock and Delhi Stock, such person will not be an Acquiring Person unless and until such person acquires any additional shares of Voting Stock.

  In the event that a person or group becomes the beneficial owner of Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock (except pursuant to a Qualifying Offer), the Rights "flip-in" and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, Marathon Stock, Steel Stock or Delhi Stock, as the case may be (or in certain circumstances, cash, property, or other securities of USX), having a value equal to two times the exercise price of the Marathon Right, Steel Right or Delhi Right, respectively. However, Rights are not exercisable until such time as the Rights are no longer redeemable by USX as set forth below.

  In the event that, any time following the Stock Acquisition Date, (i) USX is acquired in a merger or other business combination transaction in which USX is not the surviving corporation (other than a merger that follows a Qualifying Offer) or its Voting Stock is changed or exchanged, or (ii) 50% or more of USX's assets, earning power or cash flow is sold or transferred, the Rights "flip-over" and entitle each holder of a Right (other than an Acquiring Person and certain related parties) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  At any time until 15 days following the Stock Acquisition Date (subject to extension), USX may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right payable in stock or cash or any other form of consideration deemed appropriate by the Board (the "Redemption Price"). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

  The Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the outstanding and exercisable Marathon Rights, Steel Rights and Delhi Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of Marathon Stock, Steel Stock and Delhi Stock, respectively, at an exchange ratio of one share of Marathon Stock for each Marathon Right, one share of Steel Stock for each Steel Right and one share of Delhi Stock for each Delhi Right (subject to certain anti-dilution adjustments). However, the Board may not effect such an exchange at any time any person or group owns Voting Stock representing 50% or more of the total voting power of the Voting Stock then outstanding.

  As long as the Rights are attached to shares of Voting Stock, USX will issue Marathon Rights on each share of Marathon Stock, Steel Rights on each share of Steel Stock and Delhi Rights on each share of Delhi Stock issued prior to the Rights distribution date so that all such shares will have attached Rights.

  A copy of the Restated Rights Agreement is available free of charge from the Rights Agent.

                              PLAN OF DISTRIBUTION

  USX may sell the Offered Securities to or through underwriters or directly to purchasers, agents or dealers or through brokers.

  Offers to purchase Offered Securities may be solicited directly by USX or brokers or dealers designated by USX from time to time. Any such broker or dealer may be deemed to be an underwriter as that term is defined in the Securities Act, and will be named in the Prospectus Supplement, together with the compensation payable thereto by USX in connection with the sale of the Offered Securities.

  Underwriters, agents, brokers and dealers may be entitled under agreements which may be entered into with USX to indemnification by USX against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, agents, brokers and dealers may engage in transactions with, or perform services for, USX in the ordinary course of business.

  The place and time of delivery for the Offered Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                             VALIDITY OF SECURITIES

  The validity of the issuance of the Offered Securities will be passed upon for USX by D. D. Sandman, Esq., General Counsel and Secretary of USX or by J.A. Hammerschmidt, Esq., Assistant General Counsel of USX. Messrs. Sandman and Hammerschmidt in their respective capacities as General Counsel and Secretary, and Assistant General Counsel are paid salaries by USX and participate in various employee benefit plans offered to officers of USX generally.

                                    EXPERTS

  The consolidated financial statements of USX, the financial statements of the Marathon Group, the financial statements of the U.S. Steel Group and the financial statements of the Delhi Group as of December 31, 1992 and 1991 and for each of the three years in the period ended December 31, 1992, incorporated in this Prospectus by reference to USX's Annual Report on Form 10-K for the year ended December 31,1992, have been so incorporated in reliance on the reports (the report pertaining to the U.S. Steel Group financial statements contains an explanatory paragraph referring to the U.S. Steel Group's involvement in certain contingencies as described in Note 24 to the U.S. Steel Group financial statements) of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                      APPENDIX I
                          SUMMARY OF USX COMMON STOCK

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in, or incorporated by reference in, this Prospectus. Capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus.

                                                 USX COMMON STOCK
                 -------------------------------------------------------------------------------------
                      USX-MARATHON GROUP      USX-U.S. STEEL GROUP         USX-DELHI GROUP
                         COMMON STOCK             COMMON STOCK              COMMON STOCK
                      ------------------      --------------------         ---------------
BUSINESS:        Energy business.             Steel and other businesses.  Gas gathering and
                                                                           processing business.
NUMBER OF        286,581,539                  70,289,545                   9,187,058
 SHARES
 OUTSTANDING AS
 OF
 DECEMBER 9,
 1993:
VOTING RIGHTS:   Except as otherwise          Except as otherwise          Except as otherwise
                 described herein, the        described herein, the Steel  described herein, the Delhi
                 Marathon Stock will vote as  Stock will vote as a single  Stock will vote as a single
                 a single class with the      class with the Marathon      class with the Marathon
                 Steel Stock and the Delhi    Stock and the Delhi Stock.   Stock and the Steel Stock.
                 Stock. The Marathon Stock    Each share of Steel Stock    Each share of Delhi Stock
                 will have one vote per       will have a variable number  will have a variable number
                 share.                       of votes based upon the      of votes based upon the
                                              relative Market Values of    relative Market Values of
                                              one share of Steel Stock     one share of Delhi Stock
                                              and one share of Marathon    and one share of Marathon
                                              Stock, and may have more     Stock, and may have more
                                              than, less than or exactly   than, less than or exactly
                                              one vote per share.          one vote per share.
DIVIDENDS:       Dividends on the Marathon    Dividends on the Steel       Dividends on the Delhi
                 Stock will be paid at the    Stock will be paid at the    Stock will be paid at the
                 discretion of the Board      discretion of the Board      discretion of the Board
                 based primarily upon the     based primarily upon the     based primarily upon the
                 long-term earnings and cash  long-term earnings and cash  long-term earnings and cash
                 flow capabilities of the     flow capabilities of the     flow capabilities of the
                 Marathon Group, as well as   U.S. Steel Group, as well    Delhi Group, as well as on
                 on the dividend policies of  as on the dividend policies  the dividend policies of
                 publicly traded energy       of publicly traded steel     similar publicly traded
                 companies. Dividends will    companies. Dividends will    companies. Dividends will
                 be payable out of all funds  be payable out of the        be payable out of the
                 of USX legally available     lesser of                    lesser of (i) all funds of
                 therefor.                    (i) all funds of USX         USX legally available
                                              legally available therefor   therefor and (ii) the
                                              and (ii) the Available       Available Delhi Dividend
                                              Steel Dividend Amount.       Amount.
EXCHANGE AND     USX may exchange the         USX may exchange the Steel   USX may exchange the Delhi
 REDEMPTION:     Marathon Stock for shares    Stock for shares of a        Stock for shares of a
                 of a wholly owned            wholly owned subsidiary      wholly owned subsidiary
                 subsidiary that holds all    that holds all the assets    that holds all the assets
                 the assets and liabilities   and liabilities of the U.S.  and liabilities of the
                 of the Marathon Group.       Steel Group.                 Delhi Group.
                                              If USX sells all or          If USX sells all or
                                              substantially all of the     substantially all of the
                                              properties and assets of     properties and assets of
                                              the U.S. Steel Group, USX    the Delhi Group, USX must
                                              must either:                 either; (i) pay a special
                                              (i) pay a special dividend   dividend to holders of
                                              to holders of Steel Stock    Delhi Stock equal to the
                                              equal to the Net Proceeds;   Net Proceeds; or (ii)
                                              or (ii) redeem shares of     redeem shares of Delhi
                                              Steel Stock having an        Stock having an aggregate
                                              aggregate Market Value       Market Value closest to the
                                              closest to the value of the  value of the Net Proceeds
                                              Net Proceeds for an amount   for an amount equal to the
                                              equal to the Net Proceeds;   Net Proceeds; or (iii)
                                              or                           exchange each share of
                                              (iii) exchange each share    Delhi Stock for a number of
                                              of Steel Stock for a number  shares of Marathon Stock
                                              of shares of Marathon Stock  or, if no Marathon Stock is
                                              equal to 110% of the ratio   outstanding, of Steel
                                              of the Market Values of one  Stock, equal to 110% of the
                                              share of Steel Stock to one  ratio of the Market Values
                                              share of Marathon Stock.     of one share of Delhi Stock
                                                                           to one share of Marathon
                                                                           Stock or one share of Steel
                                                                           Stock, as the case may be.
                                                                           The Board may, at any time,
                                                                           exchange each outstanding
                                                                           share of Delhi Stock for a
                                                                           number of shares of
                                                                           Marathon Stock or, if there
                                                                           are no shares of Marathon
                                                                           Stock outstanding, Steel
                                                                           Stock equal to 115% of the
                                                                           Market Value of one share
                                                                           of Delhi Stock to one share
                                                                           of Marathon Stock or one
                                                                           share of Steel Stock, as
                                                                           the case may be.
LIQUIDATION:     In the event of the          In the event of the          In the event of the
                 liquidation of USX, holders  liquidation of USX, holders  liquidation of USX, holders
                 of Marathon Stock will       of Steel Stock will share    of Delhi Stock will share
                 share the funds, if any,     the funds, if any,           funds, if any, remaining
                 remaining for distribution   remaining for distribution   for distribution to common
                 to common stockholders with  to common stockholders with  stockholders with holders
                 holders of Steel Stock and   holders of Marathon Stock    of Marathon Stock and Steel
                 Delhi Stock based upon the   and Delhi Stock based upon   Stock based upon the
                 relative market              the relative market          relative market
                 capitalizations of each.     capitalizations of each.     capitalizations of each.
LISTING:         NYSE under the symbol        NYSE under the symbol "X".   NYSE under the symbol
                 "MRO".                                                    "DGP".

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF USX SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CON-TAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SINCE THE DATE OF SUCH INFORMATION.
                                 ------------

                               TABLE OF CONTENTS

                          PAGE
                          ----
Available Information...    2
Incorporation of Certain
 Documents
 by Reference...........    2
USX Corporation.........    3
Ratio of Earnings to
 Fixed Charges and Earn-
 ings to Combined Fixed
 Charges
 and Preferred Stock
 Dividends..............    3
Use of Proceeds.........    4
Special Considerations..    4
Management and
 Accounting Policies....    7
Description of the Debt
 Securities.............    8
Description of Capital
 Stock..................   15
Plan of Distribution....   29
Validity of Securities..   29
Experts.................   29
Appendix I--Summary of
 USX Common Stock.......  A-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          [LOGO OF USX CORPORATION]

                                DEBT SECURITIES

                                PREFERRED STOCK

                        USX-MARATHON GROUP COMMON STOCK

                       USX-U.S. STEEL GROUP COMMON STOCK

                         USX-DELHI GROUP COMMON STOCK
                             ---------------------

                                  PROSPECTUS
                             ---------------------


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Securities and Exchange Commission filing fee................... $293,104
      Costs of printing and engraving.................................   36,500
      Accounting fees and expenses....................................   15,000
      Miscellaneous expenses..........................................    5,396
                                                                       --------
          Total....................................................... $350,000
                                                                       ========

- --------
*To be filed by Amendment
All of the foregoing expenses are estimated except for the Securities and Exchange Commission filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article V of USX's By Laws provides that USX shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of USX or was serving at the request of USX as an officer, director, employee or agent of another corporation, partnership, joint venture, enterprise, or nonprofit entity.

  USX is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of USX) by reason of the fact that such person is or was an officer, employee, agent or director of USX, or is or was serving at the request of USX as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of USX, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. USX may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of USX under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to USX. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, USX must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

  Policies of insurance are maintained by USX under which directors and officers of USX are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

  USX's Certificate of Incorporation provides that no director shall be personally liable to USX or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to USX or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. LIST OF EXHIBITS.

  See Index to Exhibits.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided however; that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) USX hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of USX's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USX pursuant to the foregoing provisions or otherwise, USX has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USX of expenses incurred or paid by a director, officer or controlling person of USX in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USX will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT
TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON JANUARY 5, 1994.

                                        USX Corporation
                                        (Registrant)

                                                   /s/ Lewis B. Jones
                                        By .....................................
                                            Lewis B. Jones, Vice President &
                                                      Comptroller

Pittsburgh, Pennsylvania

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT
TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 5, 1994.

             SIGNATURE                                 TITLE


                                        Chairman of the Board of Directors,
                                            Chief Executive Officer and
                                           Director (Principal Executive
                                                      Officer)

            *C. A. Corry
....................................
            C. A. CORRY

                                             Executive Vice President--
                                            Accounting & Finance & Chief
                                           Financial Officer and Director
                                           (Principal Financial Officer)

          *R. M. Hernandez
....................................
          R. M. HERNANDEZ


                                            Vice President & Comptroller
         /s/ Lewis B. Jones                (Principal Accounting Officer)
....................................
           LEWIS B. JONES



                                                      Director
....................................
         NEIL A. ARMSTRONG



         *Victor G. Beghini                           Director
....................................
         VICTOR G. BEGHINI



     *Jeanette Grasselli Brown                        Director
....................................
      JEANETTE GRASSELLI BROWN



           *John H. Filer                             Director
....................................
           JOHN H. FILER



         *James A. D. Geier                           Director
....................................
         JAMES A. D. GEIER

             SIGNATURE                                TITLE




          *Charles R. Lee                           Director
...................................
          CHARLES R. LEE


           *Paul E. Lego                            Director
...................................
           PAUL E. LEGO



       *John M McGillicuddy                         Director
...................................
       JOHN F. MCGILLICUDDY



         *John M. Richman                           Director
...................................
          JOHN M. RICHMAN



        *David M. Roderick                          Director
...................................
         DAVID M. RODERICK



         *Thomas J. Usher                           Director
...................................
          THOMAS J. USHER



         *David R. Whitwam                          Director
...................................
         DAVID R. WHITWAM



        *Douglas C. Yearley                         Director
...................................
        DOUGLAS C. YEARLEY

        /s/ Lewis B. Jones
*By ...............................
 LEWIS B. JONES, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                                                                NUMBER
 -------                                                             ----------
   1.    Form of Underwriting Agreement. (Incorporated by
         Reference to Exhibit 1 to Registration Statement No. 33-
         60142.)                                                          *
   4.1   Restated Certificate of Incorporation of USX dated
         November 1, 1993. (Incorporated by reference to USX Form
         10-Q for the period ended September 30, 1993.)                   *
   4.2   By-laws of USX dated May 6, 1991. (Incorporated by
         reference to USX Form 10-Q for period ended March 31,
         1991.)                                                           *
   4.3   Indenture for Debt Securities with Form of Debt
         Securities. (Incorporated by Reference to Exhibit 4.1 to
         Registration Statement No. 33-60142.)                            *
   4.4   Amended and Restated Rights Agreement. (Incorporated by
         Reference to USX's Form 8 Amendment to Form 8-A Filed on
         May 6, 1991. File No. 1-5153.)                                   *
   5.    Opinion and consent of D. D. Sandman, Esq.
  12.    Computation of Ratio of Earnings to Fixed Charges and
         Earnings to Combined Fixed Charges and Preferred Stock
         Dividends.                                                       *
  23.1   Consent of Price Waterhouse.                                     *
  23.3   Consent of D. D. Sandman, Esq. (Included in Exhibit 5.)
  24.    Powers of Attorney.                                              *
  25.    Statement of eligibility of Trustee. (Incorporated by
         Reference to Exhibit 25 to Registration Statement No. 33-
         60142.)                                                          *




- --------
 * Previously Filed